FOR IMMEDIATE RELEASE	Contact:	Ed Jaehne
Chief Strategy Officer
443-270-5300

KEYW Completes Acquisition of Everest Technology Solutions

Hanover, MD, December 13, 2010 (GlobeNewswire) – KEYW Corporation (NASDAQ:  KEYW) is pleased to announce completion of the acquisition of Everest Technology Solutions, Inc. (www.everesttsi.com) that was announced on December 2, 2010.   As previously disclosed, Everest brings added depth of capabilities and experience with our largest Intelligence Community (IC) customer, as well as expanded breadth of contracts and experience with other members of the IC.

KEYW has now completed 9 acquisitions since the founding of the Company in August 2008.  Everest joins KEYW’s strategic platform for agile cyber superiority solutions.  With the addition of the Everest team, KEYW now has over 700 employees with approximately 600 holding the highest clearance level, TS/SCI.

Under the previously disclosed terms of the purchase agreement, KEYW has purchased all of the outstanding capital stock of Everest for $28 million in cash (exclusive of accounting and attorney fees and customary closing costs and adjustments) and 149,054 shares of KEYW Common Stock.  The number of shares of KEYW stock issued was calculated by dividing $2.0 million by the average closing price of KEYW common stock for the ten trading days immediately preceding closing.  KEYW expects that the acquisition will be accretive, subject to a final purchase price accounting analysis.  Bluestone Capital Partners (www.bluestonecapitalpartners.com) provided Everest with merger and acquisition advice and support and was instrumental in completing this transaction quickly and efficiently.

About KEYW:  KEYW provides agile cyber superiority and cybersecurity solutions, primarily for U.S. Government intelligence and defense customers.  We create our solutions by combining our services and expertise with hardware, software, and proprietary technology to meet our customers’ requirements.  For more information contact KEYW Corporation, 1334 Ashton Road, Hanover, Maryland 21076; Phone 443-270-5300; Fax 443-270-5301; E-mail investor@keywcorp.com, or on the Web at www.keywcorp.com.

Forward-Looking Statements: Statements made in this press release that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.    Such statements include but are not limited to statements about our future expectations, plans and prospects, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” “potential,” and similar expressions.  Our actual results, performance or achievements or industry results may differ materially from those expressed or implied in these forward-looking statements.  These statements involve numerous risks and uncertainties, including but not limited to those risk factors set forth in our prospectus, dated September 30, 2010 and filed with the Securities and Exchange Commission (SEC) on October 1, 2010 pursuant to Rule 424(b)(4) under the Securities Act of 1933, and other filings that we make with the SEC from time to time.  Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements.  KEYW is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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